As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-119007

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 3

TO THE

FORM SB-2

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

GEORGETOWN BANCORP, INC.

(Name of Small Business Issuer in Its Charter)

Federal	6712	Being applied for
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2 East Main Street

Georgetown, Massachusetts 01833

(978) 352-8600

(Address and Telephone Number of Principal Executive Offices)

2 East Main Street

Georgetown, Massachusetts 01833

(Address of Principal Place of Business)

Robert E. Balletto

2 East Main Street

Georgetown, Massachusetts 01833

(978) 352-8600

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Robert B. Pomerenk, Esq.

Kent M. Krudys, Esq.

Luse Gorman Pomerenk & Schick, P.C.

5335 Wisconsin Avenue, N.W., Suite 400

Washington, D.C. 20015

(202) 274-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.10 par value per share	1,249,763 shares	$10.00	$12,497,630(1)	(2)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Registration fee of $1,584 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Provisions in the Registrant’s bylaws provide for indemnification of the Registrant’s directors and officers up to the fullest extent authorized by applicable law and regulations of the Office of Thrift Supervision (OTS). Section 545.121 of the OTS regulations are described below.

Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

(a) Definitions and rules of construction.

(1) Definitions for purposes of this Section.

(i) Action. The term “action” means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

(ii) Court. The term “court” includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

(iii) Final Judgment. The term “final judgment” means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

(iv) Settlement. The term “settlement” includes entry of a judgment by consent or confession or a plea of guilty or nolo contendere.

(2) References in this section to any individual or other person, including any association, shall include legal representatives, successors, and assigns thereof.

(b) General. Subject to paragraphs (c) and (g) of this section, a savings association shall indemnify any person against whom an action is brought or threatened because that person is or was a director, officer or employee of the association, for:

(1) Any amount for which that person becomes liable under a judgment in such action; and

(2) Reasonable costs and expense, including reasonable attorney’s fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains favorable judgment in such enforcement action.

(c) Requirements. Indemnification shall be made to such person under paragraph (b) of this section only if:

(1) Final judgment on the merits is in his or her favor; or

(2) In case of:

(i)	Settlement,

(ii)	Final judgment against him or her; or

(iii)	Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of the savings association or its members.

However, no indemnification shall be made unless the association gives the Office at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

(d) Insurance. A savings association may obtain insurance to protect it and its directors, officers, and employees from potential losses arising from claims against any of them for alleged wrongful acts, or wrongful acts, committed in their capacity as directors, officers, or employees. However, no savings association may obtain insurance which provides for payment of losses of any person incurred as a consequence of his or her willful or criminal misconduct.

(e) Payment of expenses. If a majority of the directors of a savings association concludes that, in connection with an action, any person ultimately may become entitled to indemnification under this section, the directors may authorize payment of reasonable costs and expenses, including reasonable attorneys’ fees, arising from the defense or settlement of such action. Nothing in this paragraph (e) shall prevent the directors of a savings association from imposing such conditions on a payment of expenses as they deem warranted and in the interests of the savings association. Before making advance payment of expenses under this paragraph (e), the savings association shall obtain an agreement that the savings association will be repaid if the person on whose behalf payment is made is later determined not to be entitled to such indemnification.

(f) Exclusiveness of provision. No savings association shall indemnify any person referred to in paragraph (b) of this section or obtain insurance referred to in paragraph (d) of this section other than in accordance with this section. However, an association which has a bylaw in effect relating to indemnification of its personnel shall be governed solely by that bylaw, except that its authority to obtain insurance shall be governed by paragraph (d) of this section.

(g) [Applicability of section 11(n) of the Federal Deposit Insurance Act.] The indemnification provided for in paragraph (b) of this section is subject to and qualified by 12 U.S.C. 1821(k).

Item 25. Other Expenses of Issuance and Distribution

		Amount
*	Legal Fees and Expenses	$212,000
*	Accounting Fees and Expenses	40,000
*	Conversion Agent and Data Processing Fees	15,000
*	Marketing Agent Fees and Expenses, including attorney’s fees (1)	145,000
*	Appraisal and Business Plan Fees and Expenses	53,500
*	Printing, Postage, Mailing and EDGAR	80,000
*	Filing Fees (OTS, NASD and SEC)	22,158
*	State “Blue Sky” Filing Fees	15,000
*	Other	17,342

*	Total	$600,000

*	Estimated.
(1)	Georgetown Bancorp, Inc. has retained Keefe, Bruyette & Woods, Inc. to assist in the sale of common stock on a best efforts basis in the offering. Fees are estimated at the midpoint of the offering range.

Item 26. Recent Sales of Unregistered Securities

Not Applicable.

Item 27. Exhibits:

The exhibits filed as part of this registration statement are as follows:

(a) List of Exhibits

1.1	Engagement Letter between Georgetown Bancorp, Inc. and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Georgetown Bancorp, Inc. and Keefe, Bruyette & Woods, Inc.*

2	Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan*

3.1	Charter of Georgetown Bancorp, Inc.*

3.2	Bylaws of Georgetown Bancorp, Inc.*

4	Form of Common Stock Certificate of Georgetown Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Employee Stock Ownership Plan*

10.2	SERBA Defined Contribution Plan and Nonstandardized Adoption Agreement*

10.3	Split-Dollar Plan Agreement by and between Georgetown Savings Bank and Robert E. Balletto, dated January 22, 2002*

10.4	Executive Supplemental Retirement Agreement by and between Georgetown Savings Bank and Robert E. Balletto, dated January 22, 2002*

10.5	Split-Dollar Plan Agreement by and between Georgetown Savings Bank and Joseph W. Kennedy, dated January 22, 2002*

10.6	Executive Supplemental Retirement Agreement by and between Georgetown Savings Bank and Joseph W. Kennedy, dated January 22, 2002*

10.7	Split-Dollar Plan Agreement by and between Georgetown Savings Bank and Peter T. Minich, dated January 22, 2002*

10.8	Executive Supplemental Retirement Agreement by and between Georgetown Savings Bank and Peter T. Minich, dated January 22, 2002*

10.9	Georgetown Savings Bank 2004 Incentive Compensation Plan*

10.10	Form of Employment Agreement by and between certain officers and Georgetown Savings Bank*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Wolf & Company, P.C.*

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Georgetown Bancorp, Inc. and RP Financial, LC.*

99.2	Business Plan Agreement between Georgetown Bancorp, Inc. and FinPro, Inc.*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Letter of RP Financial, LC. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Stock Order and Acknowledgment Form*

99.7	Prospectus supplement for SERBA Defined Contribution Plan*

*	Previously filed.
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.

Item 28. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information as the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Georgetown, Commonwealth of Massachusetts on November 12, 2004.

GEORGETOWN BANCORP, INC.

By:	/s/ Robert E. Balletto
Robert E. Balletto President, Chief Executive Officer and Director (Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Georgetown Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Robert E. Balletto as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Robert E. Balletto may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Robert E. Balletto shall do or cause to be done by virtue thereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert E. Balletto Robert E. Balletto	President, Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2004

/s/ Joseph W. Kennedy Joseph W. Kennedy	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 12, 2004

/s/ Edward G. Williams Edward G. Williams	Chairman of the Board	November 12, 2004

/s/ Roy C. Carlson Roy C. Carlson	Vice Chairman of the Board	November 12, 2004

/s/ James E. Brackbill, Jr., M.D. James E. Brackbill, Jr., M.D.	Director	November 12, 2004

/s/ David H. Condon David H. Condon	Director	November 12, 2004

Anthony S. Conte, Jr.	Director	, 2004

/s/ Hobart B. Esty Hobart B. Esty	Director	November 12, 2004

/s/ Stephen L. Flynn Stephen L. Flynn	Director	November 12, 2004

/s/ T. Louis Hamelin T. Louis Hamelin	Director	November 12, 2004

/s/ Thomas L. Hamelin Thomas L. Hamelin	Director	November 12, 2004

/s/ Kenneth D. Monaco Kenneth D. Monaco	Director	November 12, 2004

/s/ Calvin H. Pingree Calvin H. Pingree	Director	November 12, 2004

Arthur J. Rauseo	Director	, 2004

/s/ Merton E. Roberts, Jr. Merton E. Roberts, Jr.	Director	November 12, 2004

/s/ Robert P. Rudolph Robert P. Rudolph	Director	November 12, 2004

/s/ Richard F. Spencer Richard F. Spencer	Director	November 12, 2004

As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-119007

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

EXHIBITS

TO PRE-EFFECTIVE AMENDMENT NO. 3 TO THE

REGISTRATION STATEMENT

ON

FORM SB-2

Georgetown Bancorp, Inc.

Georgetown, Massachusetts

EXHIBIT INDEX

1.1	Engagement Letter between Georgetown Bancorp, Inc. and Keefe, Bruyette & Woods, Inc.*

1.2	Form of Agency Agreement between Georgetown Bancorp, Inc. and Keefe, Bruyette & Woods, Inc.*

2	Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan *

3.1	Charter of Georgetown Bancorp, Inc.*

3.2	Bylaws of Georgetown Bancorp, Inc.*

4	Form of Common Stock Certificate of Georgetown Bancorp, Inc.*

5	Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered*

8	Federal Tax Opinion of Luse Gorman Pomerenk & Schick

10.1	Employee Stock Ownership Plan*

10.2	SERBA Defined Contribution Plan and Nonstandardized Adoption Agreement*

10.3	Split-Dollar Plan Agreement by and between Georgetown Savings Bank and Robert E. Balletto, dated January 22, 2002*

10.4	Executive Supplemental Retirement Agreement by and between Georgetown Savings Bank and Robert E. Balletto, dated January 22, 2002*

10.5	Split-Dollar Plan Agreement by and between Georgetown Savings Bank and Joseph W. Kennedy, dated January 22, 2002*

10.6	Executive Supplemental Retirement Agreement by and between Georgetown Savings Bank and Joseph W. Kennedy, dated January 22, 2002*

10.7	Split-Dollar Plan Agreement by and between Georgetown Savings Bank and Peter T. Minich, dated January 22, 2002*

10.8	Executive Supplemental Retirement Agreement by and between Georgetown Savings Bank and Peter T. Minich, dated January 22, 2002*

10.9	Georgetown Savings Bank 2004 Incentive Compensation Plan*

10.10	Form of Employment Agreement by and between certain officers and Georgetown Savings Bank*

21	Subsidiaries of Registrant*

23.1	Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8)

23.2	Consent of Wolf & Company, P.C.*

23.3	Consent of RP Financial, LC.*

24	Power of Attorney (set forth on signature page)

99.1	Appraisal Agreement between Georgetown Bancorp, Inc. and RP Financial, LC.*

99.2	Business Plan Agreement between Georgetown Bancorp, Inc. and FinPro, Inc.*

99.3	Appraisal Report of RP Financial, LC.*,**

99.4	Letter of RP Financial, LC. with respect to Subscription Rights*

99.5	Marketing Materials*

99.6	Stock Order and Acknowledgment Form*

99.7	Prospectus Supplement for SERBA Defined Contribution Plan*

*	Previously filed.
**	Supporting financial schedules filed pursuant to Rule 202 of Regulation S-T.